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                  VIDEO PRODUCTION AND DISTRIBUTION AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of the 18th day of January, 1995, by and between On Ice, Inc. a Delaware corporation (hereinafter referred to as "OII") and NBC Sports Ventures, Inc., a Delaware corporation (hereinafter referred to as "NBC"):

                                    Preamble

OII owns the home videocassette distribution rights to the 1994 figure skating event entitled "Nutcracker on Ice". (the "Event").

NBC is experienced in the production, marketing, distribution and sale of home video products.

NBC and OII desire to develop a home videocassette featuring highlights from the television broadcast of the Event (the "Program").

Accordingly, OII and NBC agree to the following:

                              Terms and Conditions

     1. Term. The term ("Term") of this Agreement shall commence as of December 11, 1994 and expire on December 31, 2004. At the end of the Term all rights to the Program revert to OII. Following the end of the Term, NBC shall have the right for six months (the "sell-off period") to advertise, sell and distribute and otherwise market, all remaining copies of the Program. NBC shall not distribute any Programs following the end of the sell-off period.

     2. Responsibilities of the Parties. The parties agree to the following terms relative to production and distribution of the Program:

        A. NBC Obligations. NBC shall be responsible for editing the Event television program into a home videocassette of a length to be agreed upon by the parties and creating the packaging for the Program ("Program Production"). In addition, NBC shall be responsible for the distribution and marketing of the Program and make all fulfillment arrangements ("Program Distributions"). In connection with the Program Distribution NBC agrees to run direct response promotional spots for the video, the frequency and positioning of which shall be determined by NBC in its sole discretion based upon NBC's projected sales resulting from the spots.

        B. OII Obligations. OII shall secure the home videocassette rights to all elements of the Program including music and Event participants.

     3. Rights to Distribute Program. NBC in consultation with OII shall have the right to distribute and sell the Program in any and all home video media in the world. All sums received by NBC or credited to NBC's account in connection with such distribution and sales shall be accounted for and distributed in accordance with Section 5 below.


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4. Production Expense Obligations and Budget. NBC agrees that it will be solely responsible for all production expenses associated with the Program, including the royalty buy-out payment to the Program director, set designer, and lighting designer, which are currently budgeted at Four Thousand Dollars ($4,000) (see itemized breakdown on Exhibit B) and royalties to Viktor Petrenko, Oksana Baiul and Vladimir Petrenko (the "Artists") pursuant to the performance agreements between the Artists, OII and NBC (collectively referred to herein as "Costs").

NBC agrees to notify OII and obtain its approval if it desires to exceed the budget.

5. Distribution of Revenues. All monies received from the sale, lease or other exploitation of the Program ("Revenue") shall be distributed between the parties as follows:

   A. Revenues shall first be applied to the recoupment by NBC of all Costs.

   B. Fifty-five percent (55%) of all remaining Revenue shall be paid by NBC to OII and NBC shall retain the remaining Forty-five percent (45%) (the "Profits").

NBC shall distribute the Profits, if any, to OII within thirty (30) days of NBC's receipt of such.

6. Reporting Requirements. NBC agrees to account to OII on a quarterly basis regarding Costs and Revenue.

7. Books and Records. NBC agrees to keep accurate and complete books and records of account showing all costs incurred and all monies received by it in connection with the Program. OII or its representative shall have the right at all reasonable times (prior to the expiration of one (1) year following the expiration of the Term) to inspect and make copies of the books and records of NBC insofar as they shall relate to the costs or receipt of monies in connection with the Program.

8. Termination. If either party fails to perform its duties under this Agreement, the other party may at its option give written notice to the defaulting party, specifying the nature of the alleged default and demanding that the default be cured. Upon receipt of the notice, the party claimed to be in default shall have thirty (30) days within which to cure any default that may exist. If the default is not cured within the time allowed, the non-defaulting party may terminate this Agreement by written notice, in addition to any other remedies available at law or in equity.

9. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of interpretation of the Agreement.

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10. Counterparts. This Agreement may be executed in any number of counterparts, and all of these counterparts together shall constitute one and the same Agreement.

11. No Assignment. This Agreement and any rights herein granted are personal to the parties hereto and shall not be assigned, sublicensed, encumbered or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment sublicense, encumbrance or other transfer, whether voluntary or by operation of law, shall be void and of no force and effect.

12. No Waiver. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by either party of its rights under this Agreement.

13. Relationship of Parties. This Agreement shall not constitute or be considered a partnership, employer-employee relationship, joint venture, or agency between the parties hereto nor by or between any of their employees or agents.

14. Governing Law. This Agreement shall be governed and construed and the legal relations shall be determined in accordance with the laws of the State of New York, United States of America.

15. Binding Effect. Subject to the provisions of this Agreement governing assignment, the Agreement shall be binding upon and inure to the benefit of the successors of the parties hereto.

16. Severance. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable the remainder of this Agreement or application of such term or provision to any person or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforced to the fullest extent provided by law.

17. Notice. Notice by either party is deemed given when mailed, postage paid, certified or registered, return receipt requested, addressed to the other party at the address appearing below:

OII
              ON ICE, INCORPORATED
              517 North Robertson Blvd.
              Suite 200
              Los Angeles, CA 90048
              Attention: Barry Mendelsohn


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              cc: Eric Greenspan, Esq.
                  Myman, Abell, Fineman, Greenspan & Rowan
                  11777 San Vincente Blvd.
                  Suite 880
                  Los Angeles, CA 90049

NBC

              NBC SPORTS VENTURES, INC.
              30 Rockefeller Plaza
              Suite 1550
              New York, NY 10112
              Attention: Vice President

     Either party may, by written notice to the other, change the address to which any such communications shall be sent. After notice of such change has been received, any communications shall be sent directly to such party at such changed address.

18. Authority. Each of the parties hereby represents and warrants to the other party that it has the right, power and legal authority to enter into and fully perform the Agreement in accordance with its terms and that this Agreement when executed and delivered by the parties will be a legal, valid and binding obligation enforceable against the parties in accordance with its terms.

19. Representation and Warranty; Indemnification. OII represents and warrants to NBC that it has secured the home videocassette rights to the Event and has received all necessary releases and authorization to include all elements of the Event in the Program. Each of the parties hereby agree to indemnify and hold the other party (and its respective officers, directors, employees, agents, members and affiliates) harmless from and against any and all costs, damages, claims and expenses (including, without limitation, all attorneys' fees and expenses, even if incident to any appeals) incurred by the indemnitee as a result of or relating to a breach of any provision of this agreement, including any representation or warranty made herein by the indemnitor.

20. Modification. No modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties.

21. Attachments. All attachments to this Agreement are hereby incorporated within and made a part hereof.

22. No Prior Agreements. This Agreement shall be deemed to supercede all prior agreements between the parties in respect to the subject matter addressed in this Agreement.

23. Entire Agreement. This Agreement embodies the whole agreement of the parties and there are no promises, terms, conditions, or obligations other than those herein contained.


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24. Bankruptcy or Insolvency. Either party reserves the right to terminate this
Agreement, effective upon ten (10) days prior written notice to the other party, if such other party shall file in any court pursuant to any statute of either the United States or any state, a petition of bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such party's property or if such party makes an arrangement for the benefit of creditors, or a petition in bankruptcy is filed against such party.

     IN AGREEMENT to the foregoing terms and conditions, the parties hereto set their hands below this 18 day of January, 1995.

ON ICE, INC.                                 NBC SPORTS VENTURES, SAC

By: /s/ BARRY MENDELSOHN                     By: /s/ GARY ZENKEL
    __________________________                   ___________________________
    Barry Mendelsohn                             Gary Zenkel
    Presdent                                     Vice President

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